EXHIBIT 10.5

Summary of Pamela J. Ahrens 2015 Compensation

Effective July 1, 2015, the Knoll, Inc. compensation committee approved an annual base salary of $295,000 for Pamela J. Ahrens, with a bonus target of $285,000. Ms. Ahrens is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.